EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Ventas, Inc. for the registration of 500,000 shares of its Common Stock in connection with the Ventas Nonemployee Director Deferred Stock Compensation Plan and 500,000 shares of its Common Stock in connection with the Ventas Executive Deferred Stock Compensation Plan of our report dated February 5, 2004, with respect to the consolidated financial statements and financial statement schedule of Ventas, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Chicago, Illinois

September 10, 2004